Exhibit 99.1

Primus Telecommunications Group, Incorporated

Reports Second Quarter 2011 Results

•	Q2 Net Revenue of $282.5MM Increased 45.2% YoY and 26.3% Sequentially

•	Q2 Adjusted EBITDA of $19.9MM, or $21.0MM Excluding Integration and Certain Professional Costs

•	Q2 Free Cash Flow of Negative $8.5MM Includes $16.5MM of Interest Paid

•	$31.5MM Cash at Quarter-End after Debt Reduction of $24MM

•	Balance Sheet Transformed with $240MM in New 10% Notes Due 2017

•	Listed as PTGI on the NYSE

MCLEAN, VA – (MARKET WIRE) – August 15, 2011 – Primus Telecommunications Group, Incorporated (PTGi) (NYSE: PTGI), a global facilities-based integrated provider of advanced telecommunications products and services, announced results for the second quarter ended June 30, 2011. PTGi completed the acquisition of Arbinet Corporation on February 28, 2011; therefore, second quarter 2011 comparisons are not directly comparable with prior periods.

Consolidated Results

Net revenue for the second quarter 2011 was $282.5 million, an increase of 45.2% from second quarter 2010 net revenue of $194.6 million. Net revenue includes a $73.1 million contribution from Arbinet. Adjusted EBITDA was $19.9 million, a decrease of 13.1% from second quarter 2010 Adjusted EBITDA of $22.9 million. The impact of foreign exchange translation was a positive $23.6 million to revenue for the second quarter 2011 and a positive $2.4 million to Adjusted EBITDA. Free cash flow decreased in the quarter to negative $8.5 million from second quarter 2010 negative free cash flow of $7.0 million. Free cash flow in the second quarters of 2011 and 2010 includes interest payments of $16.5 million and $17.2 million, respectively.

Peter D. Aquino, Chairman, President and Chief Executive Officer, stated, “PTGi took significant steps forward during the second quarter 2011 with several key accomplishments. With the transformation of our balance sheet, we can progress in executing our strategy to continue to improve operations, generate additional free cash flow given interest savings achieved and unlock the value in the sum of the parts. In addition, we are very excited to be recently listed as PTGi on the NYSE to broaden investment in the company and to have named Ken Schwarz as our new CFO. Overall, it was an action packed quarter that better positions the company to pursue our objectives for the year.”

Key Second Quarter 2011 Accomplishments

•	International Carrier Services (“ICS”):

•

Launched thexchangeSM version 2.0, the new and improved exchange platform for trading wholesale minutes that provides an enhanced, easy-to-navigate, user interface that guides members through the buying and selling process by prioritizing activities and that leverages market data and feedback collected by thexchange users and from thexchange usage

•	Canada:
•	Licensed PTGi patented ‘Telemarketing Guard’ software for global sale

•	Finalized terms for local network footprint access in British Columbia and Alberta to allow for residential bundling, expanding retail marketing services program with major retailer customers

•	Advanced strategic investments in Tier 3 datacenter expansion in key metro cities throughout Canada

•

Subsequent to quarter-end, Globility Communications Corporation, a company in which PTGi indirectly holds a 45.6% interest, agreed to sell its 3.5 GHZ fixed wireless spectrum licenses for 29 service areas across Canada for C$15M, subject to Industry Canada approval. PTGi fully supports Globility’s decision to monetize these non-core investments

•	Australia:

•	Appointed Tom Mazerski as Chief Executive Officer of Primus Australia. Mr. Mazerski also serves as PTGi’s Chief Marketing Officer

•	Advanced strategic investments in metro ring facility grooming in 5 central business districts

•	Subsequent to quarter-end, completed offers to exchange new 10.00% Senior Secured Notes due 2017 for the 13.00% Senior Secured Notes due 2016 and 14.25% Senior Subordinated Secured Notes due 2013

•	Subsequent to quarter-end, the board of directors authorized a $15 million two-year stock repurchase program

Second Quarter 2011 Net Revenue by Major Operating Segment

Canada – Net revenue of $64.1 million increased 10.4% from $58.0 million in the second quarter 2010. The impact of foreign currency translation was a positive $3.8 million. On a constant currency basis, net revenue increased 3.9% as increases in local, Internet, VoIP, and data and hosting services were partially offset by declines in retail long distance and prepaid voice.

Australia – Net revenue of $73.7 million increased 9.2% from $67.5 million in second quarter 2010. The impact of foreign currency translation was a positive $12.4 million. On a constant currency basis, net revenue decreased 9.2% as decreases in business and residential voice, Internet and DSL services were partially offset by increases in data center, wireless and VoIP.

International Carrier Services – Net revenue of $126.5 million increased 157.2% from $49.2 million in second quarter 2010, primarily due to including a full quarter of Arbinet net revenue of $73.1 million. The impact of foreign currency translation was a positive $6.6 million. Excluding Arbinet and on a constant currency basis, net revenue increased 3.3%.

United States – Net revenue of $10.7 million decreased 16.4% from $12.8 million in second quarter 2010, primarily due to decreases in retail voice and VoIP.

Other Businesses –

Brazil – Net revenue of $7.3 million increased 3.5% from $7.1 million in second quarter 2010. The impact of foreign currency translation was a positive $0.8 million. On a constant currency basis, net revenue decreased 8.3% due primarily to decreases in carrier voice services.

Further Second Quarter 2011 Detail

Net revenue less cost of revenue was $77.0 million, or 27.2% of net revenue, compared to $70.6 million, or 36.3% of net revenue, in second quarter 2010. Net revenue less cost of revenue, as a percentage of net revenue, was negatively impacted primarily by the addition of lower margin Arbinet customers. Lower retail voice usage revenues in Australia and lower prepaid card margins in Canada also contributed to the decline.

Selling, general and administrative (SG&A) expense was $59.4 million, or 21.0% of net revenue, in the second quarter 2011 compared to $47.9 million, or 24.6% of net revenue in second quarter 2010. Included in second quarter 2011 SG&A were integration and costs for M&A-related professional services of $1.1 million and $3.6 million of SG&A expense from Arbinet.

Income from operations of $0.5 million compared to income of $4.8 million in the second quarter 2010. Depreciation and amortization expense was $17.1 million as compared to $18.2 million in second quarter 2010. This reduction is due to fully depreciating and amortizing fixed assets and customer lists that were re-valued as part of fresh start accounting upon emergence from bankruptcy, offset, in part, by additional depreciation and amortization from Arbinet. It is expected that depreciation and amortization expense related to the pre-bankruptcy assets will continue to run off at an accelerated pace over the next two years.

Adjusted EBITDA was $19.9 million, or 7.0% of net revenue, compared to $22.9 million, or 11.8% of net revenue, in the second quarter 2010. Second quarter 2011 Adjusted EBITDA excluding integration and costs for M&A-related professional services was $21.0 million.

Net loss was $6.3 million, or $(0.48) per basic and diluted common share, compared to $13.0 million, or $(1.34) per basic and diluted common share in the second quarter 2010. The number of shares outstanding used to calculate basic and diluted earnings per common share in the second quarter of 2011 was 13.4 million compared to 9.7 million for basic and diluted earnings per common share in the second quarter 2010.

Balance Sheet, Liquidity and Capital Resources

PTGi ended the second quarter 2011 with $31.5 million in unrestricted cash and cash equivalents, down from $65.6 million at March 31, 2011. Cash was generated during the second quarter in the following amounts: $19.9 million of Adjusted EBITDA, offset by the usage of $24.0 million used to redeem 14.25% Senior Subordinated Secured Notes due 2013, $16.5 million in interest payments, $4.9 million used in working capital primarily caused by a temporary delay in receivables collection due a Canadian postal strike now ended, $7.5 million for capital expenditures, and a $1.2 million dividend paid to our non-controlling interest shareholder.

The principal amount of PTGi’s long-term obligations as of June 30, 2011 was $221.2 million, down from $245.7 million as of December 31, 2010.

Free Cash Flow in the second quarter 2011 was negative $8.5 million compared to negative free cash flow of $7.0 million in the second quarter 2010. Higher capital expenditures were primary contributors to the decrease in free cash flow over the prior year quarter. PTGi defines Free Cash Flow as net cash provided by operating activities less cash used in the purchase of property and equipment.

Ken Schwarz, Chief Financial Officer, stated, “Second quarter 2011 results include major progress on all fronts, strategically, financially and operationally. The balance sheet improvement and the additional flexibility our new debt agreement permits are designed to pave the way toward improved free cash flow. This quarter’s cash balance reflects a payout of $16.5 million of interest associated with our recent Note exchange, with our next interest payment due on October 15th at the lower rate.”

Conference Call

The Company will hold a conference call and webcast on August 16, 2011 at 8:30 AM ET. To access the call, please dial 866-305-6438 (toll free) or 706-679-7161 approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet with an accompanying slide presentation, which can be accessed via the Investor Relations section of PTGi’s web site at www.ptgi.com. The webcast and slide presentation will be available for replay for 90 days at www.ptgi.com.

A telephonic replay of this conference call will also be available by dialing 855-859-2056 (toll free) or 404-537-3406 (access code: 84339211) from 12:30 PM ET on August 16, 2011 until midnight ET on August 22, 2011.

About PTGi

PTGi is a leading provider of advanced communication solutions, including, traditional and IP voice, data, mobile services, broadband Internet, collocation, hosting, and outsourced managed services to business and residential customers in the United States, Canada, Australia, and Brazil. PTGi is also one of the leading international wholesale service providers to fixed and mobile network operators worldwide. PTGi owns and operates its own global network of next-generation IP soft switches, media gateways, hosted IP/SIP platforms, broadband infrastructure, fiber capacity, and data centers located in Canada, Australia, and Brazil. Founded in 1994, PTGi is headquartered in McLean, Virginia. For more information, visit http://www.ptgi.com.

Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures as defined under SEC rules, which include Adjusted EBITDA and Free Cash Flow. PTGi has provided a reconciliation of these measures to the most directly comparable GAAP measures, which is contained in the tables to this release. Additionally, information regarding the purpose and use for these non-GAAP financial measures is set forth in our Form 8-K disclosing this press release.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains or incorporates a number of “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current expectations, and are not strictly historical statements. In some cases, you can identify forward-looking statements by terminology such as “if,” “may,” “should,” “believe,” “anticipate,” “future,” “forward,” “potential,” “estimate,” “reinstate,” “opportunity,” “goal,” “objective,” “exchange,” “growth,” “outcome,” “could,” “expect,” “intend,” “plan,” “strategy,” “provide,” “commitment,” “result,” “seek,” “pursue,” “ongoing,” “include” or in the negative of such terms or comparable terminology. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments which are believed to be reasonable as of the date of this press release. Forward-looking statements in this press release include, among others, statements regarding: our liquidity and debt service forecast; our financing, refinancing, debt extension, de-leveraging, restructuring, exchange or tender plans or initiatives, and potential dilution of existing equity holders from such initiatives; our expectations regarding our continued ability to generate free cash flow; our ability to successfully integrate the Arbinet business and realize anticipated synergies; our expectations regarding increased competitive pressures, declining usage patterns and our growth products, bundled service offerings, the pace and cost of customer migration onto our networks, the effectiveness and profitability of the growth products; our assumptions regarding currency exchange rates; and the timing, extent and effectiveness of our cost reduction initiatives and management’s ability to moderate or control discretionary spending. While PTGi believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements. Those risks and uncertainties include, among other things, the risks listed under “Risk Factors” in PTGi’s annual report and quarterly reports filed with the Securities and Exchange Commission and available through the company’s website at www.ptgi.com. PTGi disclaims any obligation to update the information contained in this press release as new information becomes available.

Investor Contact:

PTGi

Richard Ramlall, SVP Corporate Development and Chief Communications Officer

703-748-8050

ir@ptgi.com

Lippert/Heilshorn & Assoc., Inc.

Carolyn Capaccio

212-838-3777

ccapaccio@lhai.com

(tables follow)

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010	Six Month Ended June 30, 2011	Six Months Ended June 30, 2010
NET REVENUE	$282,502	$194,593	$506,225	$387,610

OPERATING EXPENSES
Cost of revenue (exclusive of depreciation included below)	205,522	123,960	357,778	245,951
Selling, general and administrative	59,361	47,854	113,313	97,972
Depreciation and amortization	17,093	18,194	32,214	36,063
(Gain) loss on sale or disposal of assets	(19)	(189)	34	(179)
(Gain) loss on sale or disposal of assets	—	—	14,679	—

Total operating expenses	281,957	189,819	518,018	379,807

INCOME (LOSS) FROM OPERATIONS	545	4,774	(11,793)	7,803

INTEREST EXPENSE	(7,912)	(8,733)	(16,605)	(18,059)
ACCRETION ON DEBT PREMIUM (DISCOUNT), net	(53)	(45)	(103)	(89)
GAIN (LOSS) ON EARLY EXTINGUISHMENT OR RESTRUCTURING OF DEBT	—	164	—	164
GAIN (LOSS) FROM CONTINGENT VALUE RIGHTS VALUATION	96	(382)	(4,288)	(2,425)
INTEREST AND OTHER INCOME (EXPENSE)	174	153	119	363
FOREIGN CURRENCY TRANSACTION GAIN (LOSS)	2,365	(9,623)	6,413	(3,794)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE REORGANIZATION ITEMS AND INCOME TAXES	(4,785)	(13,692)	(26,257)	(16,037)
REORGANIZATION ITEMS, net	—	—	—	1

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(4,785)	(13,692)	(26,257)	(16,036)
INCOME TAX BENEFIT (EXPENSE)	(1,378)	1,883	(548)	4,053

INCOME (LOSS) FROM CONTINUING OPERATIONS	(6,163)	(11,809)	(26,805)	(11,983)

INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax	(89)	(1,528)	(69)	(2,217)
GAIN (LOSS) FROM SALE OF DISCONTINUED OPERATIONS, net of tax	—	193	—	193

NET INCOME (LOSS)	(6,252)	(13,144)	(26,874)	(14,007)
Less: Net (income) loss attributable to the noncontrolling interest	(90)	106	1,277	(30)

NET INCOME (LOSS) ATTRIBUTABLE TO PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED	$(6,342)	$(13,038)	$(25,597)	$(14,037)

BASIC INCOME (LOSS) PER COMMON SHARE:
Income (loss) from continuing operations attributable to Primus Telecommunications Group, Incorporated	(0.47)	(1.20)	(2.08)	(1.24)
Income (loss) from discontinued operations	(0.01)	(0.16)	(0.01)	(0.23)
Gain (loss) from sale of discontinued operations	—	0.02	—	0.02

Net income (loss) attributable to Primus Telecommunications Group, Incorporated	$(0.48)	$(1.34)	$(2.09)	$(1.45)

DILUTED LOSS PER COMMON SHARE:
Income (loss) from continuing operations attributable to Primus Telecommunications Group, Incorporated	(0.47)	(1.20)	(2.08)	(1.24)
Income (loss) from discontinued operations	(0.01)	(0.16)	(0.01)	(0.23)
Gain (loss) from sale of discontinued operations	—	0.02	—	0.02

Net income (loss) attributable to Primus Telecommunications Group, Incorporated	$(0.48)	$(1.34)	$(2.09)	$(1.45)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	13,385	9,743	12,273	9,694

DILUTED	13,385	9,743	12,273	9,694

AMOUNTS ATTRIBUTABLE TO COMMON SHAREHOLDERS OF PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
Income (loss) from continuing operations, net of tax	$(6,253)	$(11,703)	$(25,528)	$(12,013)
Income (loss) from discontinued operations	(89)	(1,528)	(69)	(2,217)
Gain (loss) from sale of discontinued operations	—	193	—	193

Net income (loss)	$(6,342)	$(13,038)	$(25,597)	$(14,037)

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEET

(in thousands)

(unaudited)

June 30, 2011
Cash and cash equivalents	$31,476
Accounts receivable, net	99,133
Other current assets	18,593

TOTAL CURRENT ASSETS	149,202

Restricted cash	12,523
Property and equipment, net	154,346
Goodwill	71,113
Other intangible assets, net	144,431
Other assets	17,887

TOTAL ASSETS	$549,502

Accounts payable	$63,440
Accrued interconnection costs	25,840
Deferred revenue	12,844
Accrued expenses and other current liabilities	51,247
Accrued income taxes	7,541
Accrued interest	1,857
Current portion of long-term obligations	910

TOTAL CURRENT LIABILITIES	163,679

Non-current portion of long-term obligations	218,607
Deferred Tax Liability	31,683
Contingent Value Rights	23,387
Other liabilities	2,954

TOTAL LIABILITIES	440,310

Total stockholders’ equity	109,192

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$549,502

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended June 30, 2011	Three Months Ended March 31, 2011	Three Months Ended June 30, 2010
NET INCOME (LOSS) ATTRIBUTABLE TO PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED	$(6,342)	$(19,255)	$(13,038)
Reorganization items, net	—	—	—
Share-based compensation expense	2,272	1,082	117
Depreciation and amortization	17,093	15,121	18,194
(Gain) loss on sale or disposal of assets	(19)	53	(189)
Asset impairment write-down	—	14,679	—
Interest expense	7,912	8,693	8,733
Accretion on debt (premium) discount, net	53	50	45
(Gain) loss on early extinguishment or restructuring of debt	—	—	(164)
Interest and other (income) expense	(174)	55	(153)
(Gain) loss from Contingent Value Rights valuation	(96)	4,384	382
Foreign currency transaction (gain) loss	(2,365)	(4,048)	9,623
Income tax (benefit) expense	1,378	(830)	(1,883)
Income (expense) attributable to the non-controlling interest	90	(1,367)	(106)
(Income) loss from discontinued operations, net of tax	89	(20)	1,528
(Gain) loss from sale of discontinued operations, net of tax	—	—	(193)

ADJUSTED EBITDA	$19,891	$18,597	$22,896

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES

TO FREE CASH FLOW

(in thousands)

(unaudited)

	Three Months Ended June 30, 2011	Three Months Ended March 31, 2011	Three Months Ended June 30, 2010
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES BEFORE REORGANIZATION ITEMS	$(968)	$15,960	$(1,140)
Net cash used in purchase of property and equipment	(7,507)	(6,373)	(5,824)

FREE CASH FLOW	$(8,475)	$9,587	$(6,964)